FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-11

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This supplement no. 1 to preliminary prospectus is dated November 8, 2017 and relates to the preliminary prospectus, dated November 7, 2017, which may be amended or completed prior to the time of sale.

November 8, 2017

SUPPLEMENT NO. 1 TO PRELIMINARY PROSPECTUS

$935,822,000 (Approximate)

CD 2017-CD6 Mortgage Trust

(Central Index Key Number 0001719959)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Sponsors and Mortgage Loan Sellers

CD 2017-CD6 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2017-CD6

Deutsche Bank Securities	Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities
Co-Manager

This Supplement No. 1 to Preliminary Prospectus, dated November 8, 2017 (this “Supplement”), relates to the offering of CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6 (collectively, the “Offered Certificates”) and clarifies, updates or adds the following information to the Preliminary Prospectus, dated November 7, 2017 and filed with the Securities and Exchange Commission under accession number 0001539497-17-001937 (the “Preliminary Prospectus”) and the Structural and Collateral Term Sheet, dated November 6, 2017 and filed with the Securities and Exchange Commission under accession number 0001539497-17-001927. Capitalized terms not defined herein are used as defined in the Preliminary Prospectus):

1.	Certain underwriting calculations with respect to the Headquarters Plaza Mortgage Loan are revised as follows:

•        Underwritten NOI DSCR: 2.56x

•        Underwritten NCF DSCR: 2.23x

•        Underwritten NOI Debt Yield: 11.3%

•        Underwritten NCF Debt Yield: 9.8%

•        Underwritten Revenue: $41,256,378

•        Underwritten EGI: $39,606,385

•        Underwritten Expenses: $22,663,110

•        Underwritten NOI: $16,943,274

•        Underwritten TI/LC: $1,195,318

•        Underwritten NCF: $14,740,419

In addition, the following is revised as follows:

•        Top 10 Mortgage Loans - Weighted Average UW NCF DSCR is 2.49x

•        Distribution of Cut-off Date Balances - $60,000,000 - $75,000,000 - Weighted Average U/W NCF DSCR is 2.23x

•        Distribution of Mortgage Rates – 4.2500% - 4.4999% - Weighted Average U/W NCF DSCR is 1.87x

•        Property Type Distribution - Mixed Use - Weighted Average U/W NCF DSCR is 2.27x and Office/Hospitality/Retail – Weighted Average U/W NCF DSCR is 2.23x

•        Geographic Distribution – New Jersey - Weighted Average U/W NCF DSCR is 2.21x

•        Distribution of Cut-off Date LTV Ratios – 60.0% - 64.9% - Weighted Average U/W NCF DSCR is 1.83x

•        Distribution of LTV Ratios at Maturity or ARD – 60.0% - 66.4% - Weighted Average U/W NCF DSCR is 1.86x

•        Distribution of Underwritten NCF DSCR – 2.00x – 2.99x - Weighted Average U/W NCF DSCR is 2.27x

•        Original Terms to Maturity or ARD – 120 - 120 - Weighted Average U/W NCF DSCR is 2.04x

•        Distribution of Remaining Terms to Maturity or ARD – 97 - 120 - Weighted Average U/W NCF DSCR is 2.04x

•        Distribution of Underwritten NOI Debt Yields – 10.0% - 11.9% - Weighted Average U/W NCF DSCR is 1.86x

•        Amortization Types – Interest Only – Weighted Average U/W NCF DSCR is 3.09x

2.       The “Headquarters Plaza – Cash Flow Analysis Chart” set forth on Page A-3-14 of Annex A-3 to the Preliminary Prospectus is deleted in its entirety and replaced with the chart set forth on Annex A to this Supplement.

3.       The Lightstone Portfolio – Hampton Inn & Suites Ft. Myers Beach Mortgaged Property recently suffered damage from a hurricane. The immediate remediation cost is estimated to be approximately $350,000 with an additional $350,000 expected for actual repairs. As a result of the storm, the hotel was closed for 3 days and approximately 20 hotel rooms have been taken out of service while repairs are made. There may be hurricane damage or damage caused by other natural disasters with respect to other Mortgaged Properties that are not known to us as of the date hereof. We cannot assure you that no other Mortgaged Properties have been damaged by hurricanes or other natural disasters.

Except as modified above, the Preliminary Prospectus remains unmodified.

This Supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Supplement, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Preliminary Prospectus, the term sheet and any other prior similar materials relating to the Offered Certificates. The information in this Supplement may be amended or supplemented. This Supplement is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this Supplement and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS SUPPLEMENT IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, THE TIME OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED, THE INVESTOR HAS OTHERWISE TAKEN ALL ACTIONS THE INVESTOR MUST TAKE TO BECOME COMMITTED TO PURCHASE THE OFFERED CERTIFICATES, AND THE INVESTOR HAS THEREFORE ENTERED INTO A CONTRACT OF SALE; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS SUPPLEMENT, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THIS SUPPLEMENT OR MAY BE ISSUED WITH CHARACTERISTICS THAT DIFFER FROM THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATIONS TO SELL OFFERED CERTIFICATES TO YOU IS CONDITIONED ON THE OFFERED CERTIFICATES THAT ARE ACTUALLY ISSUED AND THE

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TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, YOU WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ANY PORTION OF THE OFFERED CERTIFICATES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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Annex A

Cash Flow Analysis. The following tables present certain information relating to the historical operating performance and the underwritten net cash flow at the Headquarters Plaza:

Headquarters Plaza - Cash Flow Analysis 2014 2015 2016 T-12 8/30/2017 U/W Underwritten PSF / Room(1) Base Rent $15,256,904 $16,555,502 $16,578,803 $16,969,331 $16,869,472 $23.12 Contractual Rent Steps(2) 0 0 0 0 499,566 0.68 Gross Up Vacancy 0 0 0 0 1,955,380 2.68 Total Reimbursement Revenue 466,838 477,993 661,301 668,622 391,122 0.54 Other Income(3) 191,720 174,862 191,443 332,122 305,387 0.42 Vacancy & Credit Loss 0 0 0 0 (1,955,380) (2.68) Effective Gross Income $15,915,462 $17,208,357 $17,431,537 $17,970,075 $18,065,547 $24.76 Real Estate Taxes $1,333,646 $1,315,309 $1,344,339 $1,369,023 $1,378,500 $1.89 Insurance 209,437 207,325 213,665 203,037 200,400 0.27 Management Fee 477,464 516,251 522,946 539,102 541,966 0.74 Parking Expenses 411,249 416,355 376,642 487,201 509,328 0.70 Other Operating Expenses 5,157,945 5,302,228 5,178,345 4,936,816 5,330,428 7.31 Total Operating Expenses $7,589,741 $7,757,468 $7,635,937 $7,535,179 $7,960,623 $10.91 Net Operating Income $8,325,721 $9,450,889 $9,795,600 $10,434,896 $10,104,924 $13.85 TI/LC 0 0 0 0 $1,195,318 1.64(2) Capital Expenditures 0 0 0 0 $145,903 0.20(2) Net Cash Flow $8,325,721 $9,450,889 $9,795,600 $10,434,896 $8,763,702 $12.01 Hotel Net Cash Flow(4) $5,996,876 $6,314,528 $6,019,718 $6,216,483 $5,976,717 Total Net Cash Flow $14,322,597 $15,765,417 $15,815,318 $16,651,379 $14,740,419 (1) Calculated based on the total sq. ft. of the Headquarters Office/Retail Property. (2) Includes contractual rent increases through October 2018. (3) Other Income consists of administrative fees on security, garage and parking income, and other miscellaneous income. (4) Based on the Hyatt Regency at Headquarters Plaza – Cash Flow Analysis below.

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